Exhibit 99.1

Contact:

Michael J. Culotta

Executive Vice President and Chief Financial Officer

(502) 627-7475

PHARMERICA NAMES WILLIAM E. MONAST

EXECUTIVE VICE PRESIDENT, OPERATIONS

LOUISVILLE, Kentucky (April 20, 2009) – PharMerica Corporation (NYSE: PMC), a national provider of institutional pharmacy and hospital pharmacy management services, announced that effective today William E. Monast has joined the Company as Executive Vice President, Operations. Mr. Monast will report to Gregory S. Weishar, the Company’s President and Chief Executive Officer. Mr. Monast will be responsible for PharMerica’s pharmacy, clinical and billing operations, customer services and account management.

Prior to joining PharMerica, Mr. Monast worked for over 12 years with Apria Healthcare Group, a provider of home respiratory therapy, home infusion therapy and home medical equipment. At Apria, Mr. Monast held various senior operating positions and was most recently the Executive Vice President of Sales and Marketing.

In commenting on the addition of Mr. Monast to PharMerica’s team, Gregory S. Weishar said, “I am very pleased Bill has decided to join our management team. His broad operating experience and customer focused philosophy further strengthens PharMerica’s ability to deliver on our commitment to provide the best customer service in the industry. Further, with over 25 years of diversified healthcare experience, Bill brings added depth and breadth to our management team.”

About PharMerica

PharMerica Corporation is a leading institutional pharmacy services company servicing healthcare facilities in the United States. PharMerica operates institutional pharmacies in 40 states. PharMerica’s customers are institutional healthcare providers, such as nursing centers, assisted living facilities, hospitals and other long-term care providers. The Company also provides pharmacy management services to long-term care hospitals.

From time to time, PharMerica Corporation makes “forward-looking statements,” as defined within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements are based on management’s current expectations and involve known and unknown risks, uncertainties, contingencies and other factors that could cause results, performance or achievements to differ materially from those anticipated. Forward-looking statements include, among other things, statements relating to the Company’s current and expected financial results, overall economic, financial and political conditions, industry trends, as well as other especially relevant risks as detailed in the Company’s filings with the Securities and Exchange Commission. The information set forth herein should be read in light of such risks. The Company assumes no obligation to update the information contained in this press release.

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